Exhibit 99.1

CONTACT:

Peyton Marshall

Executive Vice President & CFO

617-926-1551

pmarshall@panacos.com

Vitex Completes Corporate Name Change to Panacos Pharmaceuticals, Inc.

Watertown, MA (August 18, 2005) – V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced the completion of the change of its corporate name to Panacos Pharmaceuticals, Inc. Effective today, the Company will trade on the NASDAQ National Market under the new ticker symbol PANC. The name change signifies the Company’s new focus on discovery and development of novel therapeutic antiviral products based on technology of Panacos Pharmaceuticals, the company with which Vitex merged in March, 2005.

Samuel K. Ackerman, MD, Chairman and CEO, commented, “The change of our name to Panacos Pharmaceuticals completes the process of corporate transition begun with the merger of the two companies and emphasizes our team’s focus on developing innovative orally available therapeutics for HIV and other major viral infections. We look forward to continued progress in developing PA-457, our oral maturation inhibitor for treatment of HIV currently in Phase 2 clinical testing, and expect to report results of our Phase 2a trial of PA-457 later this quarter.”

About Panacos

Panacos is developing the next generation of antiviral products. The Company is engaged in the discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Our proprietary discovery technologies and lead therapeutic candidate PA-457 focus on novel targets in the virus life cycle, including virus fusion and virus maturation. PA-457 is the first in a new class of HIV drugs called Maturation Inhibitors discovered by the Company, with broad activity against HIV, including strains resistant to currently approved drugs, the leading cause of HIV treatment failure. It is currently in Phase 2 clinical testing for HIV infection. For more information on Panacos, please visit our web site at: http://www.panacos.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as the progress of clinical development of PA-457 and the timing of results of clinical trials, the execution of the Company’s financing plans, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products, the Company’s ability to complete product development collaborations and other strategic transactions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.